Exhibit 23.1
               Consent of Ernst & Young LLP, Independent Auditors

We consent to the  incorporation  by  reference in the  Registration  Statements
(Form  S-8 No.  33-92664,  Form S-8 No.  333-1310  and  Form S-8 No.  333-29471)
pertaining to the MedCath Incorporated 1992 Incentive Stock Option Plan, the MedCath Incorporated Omnibus Stock Plan and the MedCath Incorporated Outside Directors' Stock Option Plan of our report dated November 7, 1997, except for
Note 16, as to which the date is April 9, 1998, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K/A No. 2 of MedCath Incorporated for the year ended September 30, 1997, as amended in this Form 10-K/A No. 3.




Charlotte, North Carolina
July 6, 1998